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                                                                Exhibit 2.7


                                    EXHIBIT A

                               AGREEMENT OF MERGER


         This Agreement of Merger (this "Agreement of Merger") is made and e ntered into as of ______________, 1998 between Dollar Tree West, Inc., a California corporation ("Sub") and Step Ahead Investments, Inc., a California corporation ("Company" or the "Surviving Corporation").

         WHEREAS, Company is a California corporation authorized to issue ________ common shares without par value and __________ preferred shares, of which there are outstanding at the date hereof _________ common shares and _________ preferred shares; and

         WHEREAS, Sub is a California corporation authorized to issue _________ common shares, without par value, of which there are outstanding at the date hereof __________ shares; and

         WHEREAS, Dollar Tree Stores, Inc., a Virginia corporation ("Parent"), owns all of the issued and outstanding shares of Sub.

         INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual covenants and agreements contained herein, Sub and Company hereby agree as follows:

                                    ARTICLE 1

                                   The Merger

         1.1 Merger of Sub With and Into the Company.

                  (a) Agreement to Acquire the Company. Upon the terms and subject to the conditions of this Agreement of Merger and the Merger Agreement, dated as of July __, 1998 (the "Merger Agreement"), between Sub, Company and Parent, the Company shall be acquired by Parent through a merger (the "Merger") of Sub with and into the Company.




                  (b) Effective Time of the Merger. The Merger shall become effective upon the filing of this Agreement of Merger and officers' certificates of Sub and Company with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the "GCL"). The date and time of such filing is hereinafter referred to as the "Effective Time."

                  (c) Surviving Corporation. At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall succeed, without other transfer, to all the rights and property of both Sub and Company and shall be subject to all the debts and liabilities of both Sub and Company in the same manner as if the Company (sometimes referred to as the "Surviving Corporation") had itself incurred them.

         1.2 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the GCL.

                                    ARTICLE 2

                      Articles of Incorporation, Bylaws and
               Directors and Officers of the Surviving Corporation

         2.1 Name and Articles of Incorporation of the Surviving Corporation.

                  (a) Name of Surviving Corporation. The name of the Surviving Corporation shall be Dollar Tree West, Inc.

                  (b) Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation unless and until amended or repealed as provided by the GCL and such Articles of Incorporation.

         2.2 Bylaws of the Surviving Corporation. The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by the GCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Sub shall be replaced with a reference to the Surviving Corporation.

         2.3 Officers and Directors of Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the

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Surviving Corporation's Articles of Incorporation and Bylaws or as otherwise provided by law.




                                    ARTICLE 3

                  Effect of the Merger on the Capital Stock of
                      Sub and Company; Conversion of Shares

         3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Sub or the Company:

                  (a) Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

                  (b) Cancellation of Company Stock. All shares of common stock, no par value, of the Company ("Company Common") and all shares of preferred stock of the Company ("Company Preferred") that are owned directly or indirectly by the Company shall be canceled and retired, and no stock of Parent or other consideration shall be exchanged therefor and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor.

                  (c) Conversion of Company Stock. All shares of Company Common and Company Preferred outstanding immediately prior to the Effective Time ("Company Shares," which term shall refer to the Company Common and Company Preferred without distinction) shall be canceled and extinguished and converted automatically into shares of common stock of Parent ("Parent Common Stock") as follows: Other than Company Shares with respect to which appraisal rights have been properly demanded in accordance with Chapter 13 of the GCL ("Dissenting Shares"), each Company Share issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and at the Effective Time, and without any further action by the holders thereof, be converted into that number of shares of Parent Common Stock as is determined by multiplying such Company Share by a ratio equal to_____________________ ("Exchange Ratio"). An aggregate of ten percent (10%) of the shares of Parent Common Stock issuable with respect to Company Shares (exclusive of Dissenting Shares) in the Merger (together with any dividends or distributions accrued or made with respect to such shares of Parent Common Stock after the Effective Time and any other securities or property which may be issued after the Effective Time in exchange for such shares of Parent Common Stock in any merger or recapitalization or similar transaction involving Parent, the "Escrow Shares") shall be transferred and pledged when and as issued on a pro rata basis to secure the indemnification obligations of the Company's Shareholders ("Shareholders") pursuant to the Merger Agreement and to permit the payment of any Deficit Amount as defined in
Section 2.4 of the Merger Agreement. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. For purposes of determining the number of shares of Parent


                                       3

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Common Stock to be issued to each Shareholder in the Merger, all the Company
Shares owned by such Shareholder shall be aggregated prior to applying the Exchange Ratio. If, after such aggregation, any holder of Company Shares is to receive a fractional share, such Shareholder shall be entitled to receive from Parent an amount in cash in lieu of such fractional share, based on a price of $______ per share of Parent Common Stock.

                  (d) Company Stock Options. At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common (each, a "Stock Option") shall by virtue of the Merger and without further action on the part of the holder thereof, whether or not exercisable or vested, shall not terminate or lapse on account of the Merger but instead shall be assumed by Parent and shall constitute an option (an "Assumed Option") (A) except as agreed to by Sub and Company to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, a number of shares of Parent Common Stock (rounded to the nearest whole number) determined by multiplying the Exchange Ratio by the number of Company Shares then subject to purchase pursuant to such Stock Option; and (B) at a per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option equal to the quotient determined by dividing the exercise price per share of Company Common at which such Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up or down to the nearest whole cent. It is the intention of the parties that the Assumed Options that qualified as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, ("Code"), immediately prior to the Effective Time would continue to so qualify on and after the Effective Time; and that notwithstanding anything contained in any provision of this Agreement of Merger, the exercise price, the number of shares of Parent Common Stock purchasable and the terms and conditions applicable to any Assumed Options shall be determined so as to comply with Sections 422 and 424 of the Code and the regulations promulgated thereunder.

                  (e) Dissenters' Rights. If holders of shares of Company Common are entitled to dissenters' rights in connection with the Merger under Chapter 13 of the GCL, Dissenting Shares shall not be converted into shares of Company Common, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL.

         3.2 Procedures Relating to Company Shares.

                  (a) Exchange of Certificates. Promptly after the Effective Date, Parent shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Shares (the "Certificate" or "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Upon surrender to Parent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more


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certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of fully paid and nonassessable shares of Parent Common Stock to which such holder of Company Shares shall have become entitled pursuant to the provisions hereof,
(ii) as to any fractional share of Parent Common Stock, a check representing the cash consideration to which such holder shall have become entitled pursuant hereto, and (iii) any dividend or other distribution to which such holder is entitled pursuant hereto, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If any portion of the consideration to be received upon exchange of a Certificate (whether a certificate representing shares of Parent Common Stock or by check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a Certificate or a check representing cash for a fractional share to such other person, or established to the satisfaction of Parent that such tax has been paid or that such tax is not applicable. From the Effective Time until surrender in accordance with the provisions of this
Section 3.2, each Certificate shall represent for all purposes only the right to receive the consideration provided in this Agreement of Merger. All payments of respective shares of Parent Common Stock that are made upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to the Company Shares evidenced by such Certificates.

                  (b) Cash Payments. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder, in each case until the surrender of such Certificate in accordance with this Section 3.2. Following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (c) Lost, Mislaid, Stolen or Destroyed Certificates. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in this Agreement of Merger, to deliver to Parent a bond in such reasonable sum or a reasonably satisfactory indemnity

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agreement as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

                  (d) No Stock Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in this Agreement of Merger.


                  (e) Unclaimed Merger Consideration. Any shares of Parent Common Stock or cash due former shareholders of the Company pursuant to this Agreement of Merger that remain unclaimed by such former shareholders for six
(6) months after the Effective Time shall be held by Parent, and any former holder of Company Shares who has not theretofore complied with Section 3.2(a) shall thereafter look only to Parent for issuance of the number of shares of Parent Common Stock and other consideration to which such holder has become entitled pursuant to this Agreement of Merger; provided, however, that neither Parent nor any party hereto shall be liable to a former holder of Company Shares for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                    ARTICLE 4

                                   Termination

         4.1 Termination by Mutual Agreement. Notwithstanding the approval of this Agreement of Merger by the shareholders of the Company, this Agreement of Merger may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of the Company and Sub and thereupon this Agreement of Merger shall terminate forthwith.

         4.2 Effects of Termination. In the event of the termination of this Agreement of Merger, this Agreement of Merger shall forthwith become void and there shall be no liability on the part of either the Company or Parent or their respective officers or directors, except as otherwise provided in the Merger Agreement.

                                    ARTICLE 5

                               General Provisions

         5.1 Amendment. This Agreement of Merger may be amended by the parties hereto any time before or after approval hereof by


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the shareholders of the Company but, after such approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such approval. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         5.2 Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         5.3 Governing Law. This Agreement of Merger shall be governed by the laws of the State of California.


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         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                STEP AHEAD INVESTMENTS, INC.



          By:
             ---------------------------------------
                                     Gary Cino
                                     President

             ---------------------------------------
                                Secretary


                                DOLLAR TREE WEST, INC.



          By:
             ---------------------------------------
                                      H. Ray Compton
                                      Executive Vice President


             ---------------------------------------
                                 Assistant Secretary



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                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER

Macon F. Brock, Jr.  and Frederick C. Coble certify that:

1. They are the president and the secretary, respectively, of Dollar Tree West, Inc., a California corporation.

2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

3. The shareholder approval was by the holders of 100% of the outstanding shares of the corporation. The percentage vote required was more than 50%. The vote of the shareholders of the corporation's parent was not required.

4. The corporation has only one class of shares and the number of shares outstanding and entitled to vote on the merger is ____________.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Executed at
            --------------------
DATE:           , 1998
     -----------


     ------------------------------------------
                                           Macon F. Brock, Jr.,
President



     ------------------------------------------
                                            Frederick C. Coble,
Secretary



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                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER

Gary L. Cino and _____________ certify that:

1. They are the president and the secretary, respectively, of Step Ahead Investments, Inc., a California corporation.

2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

3. The shareholder approval was by the holders of _______% of the outstanding shares of common stock of the corporation and by the holders of _______ % of the outstanding shares of the preferred stock of the corporation. The percentage vote required was more than 50% of each such class.

4. The corporation has only two classes of shares. The number of shares of common stock outstanding is ________, and the number of shares of preferred stock outstanding is
     --------.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Executed at
            --------------------
DATE:           , 1998
     -----------



     ------------------------------------------
                                         Gary L. Cino, President



     ------------------------------------------
                                                    , Secretary
                                          ----------



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